CONFIRMING STATEMENT

I, James G. Burkhart, herby authorize and designate Donald J. Rawe, Assistant Vice President, Controller of Monroe Bank, to sign Securities and Exchange Commission Form 3, Form 4, and Form 5 on my behalf. This authorization shall be in effect until December 31, 2007.


Signed:
/s/ James G. Burkhart
Director

Date: 6/25/2007